EXHIBIT 99.1

                                  HINTO ENERGY

          HINTO ENERGY, INC. ANNOUNCES DRILLING OF NEW OIL WELL IN OHIO

DENVER, CO, DECEMBER 23, 2014, HINTO ENERGY, INC. (OTCQB: HENI), engaged in the exploration, acquisition, and development of oil and gas properties, with producing wells in Utah and Montana, today announced the Company has drilled a new well in Ohio, located on the Appalachian geosyncline which includes both the Berea Sands and the Ohio shale stratigraphic levels.

"We continue to look at exploration and production opportunities that deliver positive results even at current oil and gas prices. We believe this new well provides such an opportunity," stated George Harris, the Chief Executive Officer of the Company.

"While drilling the well, the well kicked off and produced 20 plus barrels of oil in approximately 15 minutes and natural gas at an estimated rate of 250,000 cubic feet per day", said the field operator. "The well should be placed on production in early January, following installation of oil tanks and pumping unit."

"This area of Ohio has had a lengthy history of production with multiple producing zones at shallow depths, which is why we plan on initially drilling down into the Berea Sandstone, which has been a long term producer at 400 to 600 feet. We will use additional geological and geophysical analysis to evaluate deeper prospective targets in the Ohio shale, Clinton, Utica shale, Trenton and Trempealeau formations," Harris continued.

Hinto will retain a 75% non-operated interest in this initial well, after payout, and 75% of any future wells developed on this property and is considering the use of 3D seismic to target higher value prospects. Hinto has established a 36 square mile AMI (area of mutual interest) with the operator, which could provide for additional drilling opportunities.

Hinto Energy, Inc. is involved in the acquisition, production, development and exploration of Oil and Natural Gas properties in the Rocky Mountain Basins. The Company is actively seeking to acquire producing oil and natural gas properties that offer long term production opportunities and proven oil and natural gas reserves. The Company employs state-of-the-art technology for reservoir characterization, to discover by-passed reserves, and to evaluate unexploited resources utilizing modern horizontal drilling techniques. For more information visit www.hintoenergy.com.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21e of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

      5350 S. Roslyn Street, Suite 400, Greenwood Village, Colorado 80111
                     Tel: (303) 647-4842 Fax: (303) 848-8353
                               www.hintoenergy.com
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                                  HINTO ENERGY




Contact Information:

Hinto Energy, Inc.                       Hanover Financial Services
Gary Herick, Vice President - Finance    Ronald J. Blekicki - President/CEO
5350 S. Roslyn Street                    (303) 494-3617
Greenwood Village, CO 80111              http://www.hanoverfinancialservices.com
(303) 647-4850
www.hintoenergy.com







































      5350 S. Roslyn Street, Suite 400, Greenwood Village, Colorado 80111
                     Tel: (303) 647-4842 Fax: (303) 848-8353
                               www.hintoenergy.com